Exhibit 10.8

B E A Systems, Inc	2315 North First Street San Jose, California 95131 Phone: 408.570.8000 Fax: 408-570-8901

March 22, 2006

Wai Wong

2315 North First St.

San Jose, CA.

RE:    FY07 Compensation Awards

Dear Wai:

I’m happy to advise that the Compensation Committee has approved the following FY07 Cash and Equity Rewards in recognition of your contributions over the last fiscal year.

Base Salary and Bonus Potential

Effective May 1, 2006, your new annual base salary is $464,000, payable in accordance with our regular payroll cycle. This represents an 8% adjustment. Your On-Target-Eamings (OTE) is now $812,000 payable in accordance with our FY07 Corporate Bonus Plan. The Plan Document for the FY07 Corporate Bonus Plan will be sent under separate cover, however, a modification to the plan includes an annual payout (from the previous semi-annual payout schedule) as well as an MBO provision for Succession Planning. Please reference the Plan Document for specifics.

Equity

The Compensation Committee also approved the granting of 165,000 non-qualified stock options (standard 4 year vest) as well as 55,000 Restricted Stock Units (RSU’s) with a 4 year vest. The options will be priced on the next Unanimous Written Consent at Fair Market Value and you will receive the option and RSU agreements under separate cover.

Wai, I deeply appreciate your contributions and look forward to FY07 with optimism and excitement. Thanks for all of your hard work!

Sincerely,

Alfred